Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Third Quarter Fiscal 2013 Operating Results

April 9, 2013	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and nine months ended February 28, 2013. Sales for the three months ended February 28, 2013 decreased $360,068, or 11.4%, to $2,796,429 as compared to $3,156,497 for the same period last year. Sales for the nine months ended February 28, 2013 decreased $924,854, or 9.2%, to $9,179,353 as compared to $10,104,207 for the same period last year. Net loss for the third quarter ended February 28, 2013 was $191,104, or $.06 per diluted share, as compared to net income of $12,621, or $.00 per diluted share, for the same period last year. Net loss for the nine months ended February 28, 2013 was $175,560, or $.06 per diluted share, as compared to net income of $71,473, or $.02 per diluted share, for the same period in the prior year.

For the third quarter ended February 28, 2013, sales in the SBS Balancer segment decreased $420,664, or 18.9%, to $1,809,919 from $2,230,583 in the third quarter of Fiscal 2012. For the nine months ended February 28, 2013, sales in the SBS Balancer segment decreased $1,179,804, or 16.6%, to $5,934,603 from $7,114,407 in the same period of Fiscal 2012. Sales of the Company’s balancer products decreased due to lower volumes of shipments primarily into Asia and also to a lesser extent into North America.

Sales in the Measurement segment increased $60,596, or 6.5%, to $986,510 in the third quarter of Fiscal 2013 from $925,914 in the third quarter of the prior year. Measurement segment sales increased from the prior period due primarily to higher volumes of shipments of remote tank monitoring products offset in part by lower volumes of shipments of laser-based distance measurement and dimensional sizing products . Sales in the Measurement segment increased $254,950, or 8.5%, to $3,244,750 in the first nine months of Fiscal 2013 from $2,989,800 in the same period last year. Measurement segment sales increased from the prior period due primarily to higher volumes of shipments of remote tank monitoring products and laser-based distance measurement and dimensional sizing products offset in part by lower volumes of light-scatter laser-based surface measurement products.

Gross margin for the third quarter decreased slightly to 48.5% as compared to 48.8% in the third quarter of the prior year. Gross margin for the nine months ended February 28, 2013 increased to 52.0% as compared to 46.7% for the nine months ended February 29, 2012. This increase in gross margin for the nine months is primarily due to a shift in the product sales mix towards higher margin products, the impact of lower sales volumes through the Asian distribution channels, which typically have higher discounts and lower margins, and as a result of the Company’s efforts to reduce the material costs from certain key suppliers. Operating expenses decreased $9,380, or 0.6%, to $1,531,280 for the three months ended February 28, 2013 as compared to $1,540,660 for the three months ended February 29, 2012. Operating expenses increased $255,453, or 5.5%, to $4,934,687 for the nine months ended February 28, 2013 as compared to $4,679,234 for the nine months ended February 29, 2012. This increase for the nine months is primarily due to higher sales and marketing expenses associated with the Company’s participation in a large trade show and higher R&D expenses offset in part by lower personnel costs.

“Our results for the past two quarters primarily reflect a decrease in sales of our SBS products, particularly in China as a result of a slowdown in the manufacturing sector of their economy and to a lesser extent a decline in sales of our Acuity brand of laser-based distance and dimensional measurement sensors, as compared to the prior year,” commented Jim Fitzhenry, President and CEO of Schmitt Industries. “We are very much focused on improving SBS sales and on capturing additional orders for our Acuity line of laser sensors. We are also pleased with the growth in sales of our Xact® propane tank monitoring systems for the propane industry and are making progress in expanding our customer base and increasing our installed base of products. We remain committed to making the investments in product development and sales channel expansion that are necessary to increase sales and profitability,” Fitzhenry concluded.

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

About Schmitt Industries

Schmitt Industries, Inc. designs, manufactures and markets computer-controlled vibration detection and balancing equipment (the Balancer segment) primarily to the machine tool industry. Through its wholly owned subsidiary, Schmitt Measurement Systems, Inc., the Company designs, manufactures and markets precision laser-based surface measurement products for a wide variety of commercial applications in addition to the disk drive, silicon wafer and optics industries; laser-based distance measurement products for a wide variety of industrial applications; and ultrasonic measurement products that accurately measure the fill levels of liquefied propane tanks and transmit that data via satellite to a secure web site (the Measurement segment). The Company also sells and markets its products in Europe through its wholly owned subsidiary, Schmitt Europe Ltd. located in the United Kingdom.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by Jim Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions, global financial concerns, the volatility of the Company’s primary markets, the Xact® tank monitoring system’s commercial acceptance and our ability to satisfy expected demand, the ability to meet production requirements for new products, the ability to develop new products to satisfy changes in consumer demands, protection of intellectual property rights, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, fluctuations in quarterly and annual operating results, the ability to reduce operating costs if sales decline, maintenance of a significant investment in inventories in anticipation of future sales, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, increased costs due to changes in securities laws and regulations, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Jim Fitzhenry, President and CEO (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	February 28, 2013	May 31, 2012
ASSETS
Current assets
Cash and cash equivalents	$2,339,885	$2,776,817
Accounts receivable, net of allowance of $26,596 and $26,720 at February 28, 2013 and May 31, 2012, respectively	2,098,229	2,493,889
Inventories	4,744,298	3,975,600
Prepaid expenses	156,185	186,489
Income taxes receivable	14,801	7,780

	9,353,398	9,440,575

Property and equipment
Land	299,000	299,000
Buildings and improvements	1,805,951	1,723,273
Furniture, fixtures and equipment	1,288,211	1,247,720
Vehicles	121,835	121,835

	3,514,997	3,391,828
Less accumulated depreciation and amortization	(2,150,254)	(2,019,692)

	1,364,743	1,372,136

Other assets
Intangible assets, net	1,111,937	1,213,204

TOTAL ASSETS	$11,830,078	$12,025,915

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$703,227	$770,586
Accrued commissions	310,588	335,104
Accrued payroll liabilities	139,126	142,665
Other accrued liabilities	316,906	286,319

Total current liabilities	1,469,847	1,534,674

Long-term liabilities	—	7,500
Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,990,910 shares issued and outstanding at both February 28, 2013 and May 31, 2012	10,346,891	10,279,636
Accumulated other comprehensive loss	(328,500)	(313,295)
Retained earnings	341,840	517,400

Total stockholders’ equity	10,360,231	10,483,741

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,830,078	$12,025,915

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND NINE MONTHS ENDED FEBRUARY 28 and 29, 2013 AND 2012

(UNAUDITED)

	Three Months Ended February 28 and 29,		Nine Months Ended February 28 and 29,
	2013	2012	2013	2012

Net sales	$2,796,429	$3,156,497	$9,179,353	$10,104,207
Cost of sales	1,438,831	1,616,534	4,405,579	5,389,802

Gross profit	1,357,598	1,539,963	4,773,774	4,714,405

Operating expenses:
General, administration and sales	1,366,587	1,448,818	4,523,320	4,481,536
Research and development	164,693	91,842	411,367	197,698

Total operating expenses	1,531,280	1,540,660	4,934,687	4,679,234

Operating income (loss)	(173,682)	(697)	(160,913)	35,171

Other income (expense)	(2,347)	6,901	6,080	33,031

Income (loss) before income taxes	(176,029)	6,204	(154,833)	68,202

Provision (benefit) for income taxes	15,075	(6,417)	20,727	(3,271)

Net income (loss)	$(191,104)	$12,621	$(175,560)	$71,473

Net earnings (loss) per common share:

Basic	$(0.06)	$0.00	$(0.06)	$0.02

Weighted average number of common shares, basic	2,990,910	2,939,281	2,990,910	2,910,401

Diluted	$(0.06)	$0.00	$(0.06)	$0.02

Weighted average number of common shares, diluted	2,990,910	2,964,892	2,990,910	2,937,019